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                           THE JOINT VENTURE CONTRACT


                        (AVIC GROUP INTERNATIONAL, INC.,
                        HEBEI UNITED TELECOMMUNICATIONS
                          DEVELOPMENT CO. AND BEIJING
                         CATCH COMMUNICATION GROUP CO.)


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CHAPTER 1:  PRINCIPLE

Hebei United Telecommunications Equipment Company is a domestic Joint Venture Company formed by Hebei United Telecommunications Development Company and Beijing CATCH Communication Group Co. Its address is 2 Jichang Road, Shijiazhuang, Hebei Province. The total registered capital is RMB 5 million, in which Hebei United Development Company invests RMB 0.75 million (15%) and Beijing CATCH invests RMB 4.25 million (85%).

AVIC Group International, Inc., ("Party A"), Hebei United Telecommunications Development Company ("Party B" and Beijing CATCH Communication Group, Co. ("Party C") wants to jointly set up a Sino-foreign Joint Venture Company.

Therefore, subject to the principle of fair profit sharing and cooperation for development, and pursuant to the Law of PRC on Sino-Foreign Joint Venture ("Joint Venture Law") and the Implementation Regulation of the PRC on Sino-Foreign Joint Ventures ("JV Implementation Regulation") and other relevant Chinese regulations and laws, the above three parties agree to jointly set up a Sino-Foreign Joint Venture Company in Shijiazhuang, Hebei Province. The contract has been signed on _________, 1996 in Shijiazhuang.

CHAPTER 2: JOINT VENTURE PARTIES

1.   THE JOINT VENTURE PARTIES

     1.1  Party A:
          Name:  AVIC Group International, Inc.
          Organization: A public company incorporated in the
                        State of Colorado of United States
          Address:  599 Lexington Avenue, 44th Floor
                    New York, NY 10022
                    U. S. A.
          Legal Representative:  Joseph R. Wright, Jr.
          Position:  Chairman, Chief Executive Officer and
                     President
          Nationality: American

          Party B:
          Name: Hebei United Telecommunications
                Development Co. Ltd.
          Organization: A limited liability corporation
                        established in People's Republic of


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                    China in accordance with the Chinese Laws
          Address:  2 Jichang Road
                    Shijiazhuang, Hebei Province
                    The People's Republic of China
          Legal Representative: Ye Yunyun
          Position:   Chairman
          Nationality: Chinese

          Party C:
          Name:  Beijing CATCH Communication Group Co.
          Organization:  A corporation owned by the people
                         established in People's Republic of
                         China in accordance with the Chinese Laws
          Address: No. 5 Da Ni Wan, Hia Dian District
                   Beijing
                   The People's Republic of China
          Legal Representative: Ma Yuhe
          Position: Chairman
          Nationality: Chinese


2.   LEGAL ABILITY

     2.1  Party A, B and C guarantee the following:

          (1). Party A is legally formed in New York, U. S. A. Party B is legally established in Hebei Province, the People's Republic of China. Party C is legally established in Beijing, the People's Republic of China

          (2). Party A, B and C have the complete right to negotiate and fulfill the responsibilities and obligations set out in this Contract.

          (3). The signatories of Party A, B and C have the right appointed by both parties to execute this contract.

CHAPTER 3: ESTABLISHMENT OF THE JOINT VENTURE COMPANY

3.   ESTABLISHMENT OF THE JOINT VENTURE COMPANY

     3.1 Party A, B and C agree to form and incorporate a Sino-Foreign Joint Venture Company with limited liability ("The Joint Venture Company") in the PRC


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          on the terms and conditions approved by certain authorities.  The
          Joint Venture Company will be established under the Joint Venture Law and the Joint Venture Implementation Regulations. All important decisions and documents related to the Joint Venture business shall be approved by the Joint Venture Company first before submitting to the relevant authority for approval.


4.   THE JOINT VENTURE COMPANY

     4.1    The Name of the Joint Venture Company

            The Chinese name of the Joint Venture Company shall be ____________________________. The English name of the Joint Venture Company shall be Hebei United Telecommunications Engineering Co. Limited. The legal location of the Joint Venture Company is 80 Hongqi Street, Shijiazhuang, Hebei Province, PRC.

            The Joint Venture Company must be registered at Industry and Commerce Administration and Management Bureau.

     4.2 None Joint Venture party can use its parent company and other related company's trademark and logo without a written agreement from other Joint Venture parties.

5.   LAW

     5.1 The Joint Venture Company's activities in China must fully comply with all the relevant laws, regulations in China and the provisions set out in this contract.

6.   ORGANIZATION:

     6.1 The Joint Venture Company will be a limited liability company for the purpose of the Company Law of the PRC. All parties shall undertake the liability of the Joint Venture Company subject to its investment amount. All parties agree that the Joint Venture Company's investment will be a full risk investment negotiated as part of a joint business exercise designed to share both risks, rewards and loses based on its share ownership ratio in the registered capital between the partners.


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CHAPTER 4: BUSINESS OBJECTIVE AND SCOPE

7.   BUSINESS OBJECTIVE OF THE JOINT VENTURE COMPANY

     7.1 All parties agree that the business objectives of the Joint Venture Company are to participate in the construction and installation of Hebei GSM digital telecommunications project and other post and telecommunications projects; to strengthen in business cooperation and technology development and exchange; to apply advanced telecommunications technology and efficient management skills; to improve technical standard of telecommunications industry and relating services; and to reach both economic and social goals that are satisfactory to all parties.

8.   THE SCOPE OF THE JOINT VENTURE COMPANY

     8.1 The Joint Venture Company agrees to provide the following services: construction and installation of the telecommunications projects; upgrade technology of existing systems and other related network projects; providing technical consultation, maintenance, services and other related businesses.

CHAPTER 5. TOTAL INVESTMENT CAPITAL, REGISTERED CAPITAL, AND SHARE RATIO OF THE JOINT VENTURE PARTNERS

9.   TOTAL INVESTMENT CAPITAL AND REGISTERED CAPITAL

     9.1 The total investment capital of the Joint Venture Company will be US$ 6 million.

     9.2 The registered capital of the Joint Venture Company will be US$3 million.

10.  SHARE RATIO

     Party A, B and C will provide US$ 3 million as the Joint Venture Company's registered capital, in which:

     10.1 Party A will contribute US$1.824 million (60.8%). Party B will invest US$0.90 million (30%)and Party C will invest US$0.276 million (9.2%).

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            The capital payment responsibility of each Joint Venture party will be equal to their capital contribution.

11.  THE AMOUNT AND TERM OF THE CAPITAL PAYMENT

     11.1 All parties shall infuse capital in accordance with the following method after obtaining a Joint Venture Company Business License ("Business License") from the state industry and commerce administration authority:

            Party A: US$930,000.00 shall be wired to the Joint Venture account within 30 days after getting the business license. The rest (US$894,000.00) shall be wired to the account within 3-6 months after getting the business license.

            Party B: The total amount shall be wired to the account within 30 days after getting the business license.

            Party C: The total amount shall be wired to the account within 30 days after getting the business license.

     11.2 The investment amount shall be wired to the Joint Venture bank account according to clause 42 listed in this contract.

12.  CERTIFICATE OF INVESTMENT

     12.1 The investment payment from Party A, B and C shall be certified by a registered public accountant. After receiving a satisfactory certificate recording such investment, the Joint Venture Company will issue the Certificate of Investment, including the amount and share ownership of the registered capital, signed by the Chairman and Vice Chairman of the Joint Venture Company to Party A, B and C.

13.  THE USAGE OF THE INVESTMENT

     13.1 None of Party A, Party B, Party C or any other parties have the right to use the investment capital infused to the bank account according to Clause 11.2 without the Board's decision of how to use such investment. However, the funds which



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            will be used during the Joint Venture preparation period shall be paid by the Joint Venture Company subject to the approvals from all Parties.

14.  TRANSFER OF CAPITAL

     14.1 Except for Clause 14.3, Party A, B or C may, as either Party wishes transfer, in whole or part, its shares of the Joint Venture
            Company to other Party with prior written notice to the other Parties and approval from the relevant authorities. Party A, B or C shall make the decision within 90 days of receiving the written notice.

     14.2 If either Party A, B or C wishes to transfer its whole or partial shares, such Party shall first offer the share to the other
            Party of the Joint Venture Company for purchase. The other Party shall submit a written notice to declare its decision of purchasing those shares within 90 days. If the other Party does not submit its decision within 120 days, or this Party has first offered partial share to the other Party of the Joint Venture Company, any unsubscribed shares may then be offered to a third Party at a price not less than the price offered to the other Joint Venture Party.

     14.3 All Parties may transfer its whole or partial shareholding to their parent companies or their subsidiaries during the term of this Contract in accordance with Clause 47. However, the relevant government approvals must be submitted to execute such transfer.

     14.4 After the Party transferring its whole or partial shares to a third Party, such third Party shall abide by the terms of this Contract and perform and discharge all of its obligations of this Contract and share its rights as well. In addition, certain provisions in this contract shall be revised pursuant to the change in the shareholding ratio.

     14.5 The transfer will not be effective if one of the Parties violates any provisions set out in this contract.

15.  THE INCREASE OF THE REGISTERED CAPITAL

     15.1 The registered capital (Clause 9) may be increased


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            from time to time subject to approval of the Board of Directors of the Joint Venture Company. The contribution from all parties to increase the registered capital pursuant to Clause 10 of this Contract shall be pro rata in accordance with the share ratio of each Party at the time of such capital increase. If one Party declines to increase the registered capital, the other Party then has the priority to increase the whole or a portion of the amount of the increase in registered capital which is rejected by the other Party. The obligations of each Party shall also be adjusted pursuant to the new share ownership ratio. In addition, Party A, B and C have the right to ask the other Party to increase the registered capital upon receipt of a written agreement between the Joint Venture parties and subject to obtaining the relevant PRC governmental approvals.

16.  MORTGAGE:

     16.1 Party A, B and C shall not use their portion of the Joint Venture Company's investment capital as any kind of mortgage or guarantee.

CHAPTER 6: RESPONSIBILITIES OF ALL PARTIES

17.  RESPONSIBILITIES OF PARTY A, B AND C:

     17.1 The parties shall contribute, where necessary in accordance with the Joint Venture Company's Business Plan and upon such terms and conditions as may be agreed with the Joint Venture Company, to the general business development of the Joint Venture Company by fulfilling the following responsibilities:

            A. Party B and C shall:

               (1). Provide the registered capital based on the share ratio pursuant to Clause 11 of this Contract.

               (2). Assist the Joint Venture Company in its fund raising, and to obtain investment capital at favorable terms and conditions.

               (3). Provide necessary assistance to exchange


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                    foreign currency to RMB or to exchange RMB to foreign
                    currency.

               (4). Obtain all necessary approvals and permits from the
                    competent authorities of the PRC, including, establishment and registration of the Joint Venture Company, and all other approvals or permits necessary for the proper conduct of the Joint Venture Company's business and endeavor to obtain preferential treatment for the Joint Venture Company.

               (5). Assist in the construction of public utilities, such as water, electricity and gas, the connection of the telephone and fax lines and provide the material transportation.

               (6). Purchase and rent the required equipment, machinery, raw material, cars, communication equipment and others which shall be bought in China in accordance with the agreement by both parties.

               (7). Assist the Joint Venture Company with customs clearance for import and export of equipment and products and obtain entry permits, visas, work permits, travel permits and all other approvals for expatriate personnel of the Joint Venture Company and obtain suitable accommodation for expatriate personnel.

               (8). Provide necessary assistance for recruiting executives, technicians, workers and other employees in China. In addition, it shall help its employees to settle their accommodation if necessary.

               (9). Provide the information of China market to the Joint Venture
                    Company and develop a domestic market for the Joint Venture Company.

               (10).Provide documents and information relating to the
                    Chinese economy, investment and marketing and also relevant documents relating to Chinese policy, law,

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                     regulation, tax system, accounting system and others.

               (11). Obtain all necessary approvals, registration and
                     licenses from the competent Chinese authorities required for the establishment of the Joint Venture Company.

               (12). Obtain the approvals for the Joint Venture Company to use land from the Land Administration Authority.

               (13). Organize the construction and design of the Joint
                     Venture Company building.

               (14). Handle all other matters appointed by the Joint Venture
                     Company and agreed to by Party A.

          B.   Party A shall:

               (1). Provide the registered capital based on share ratio
                    according to Clause 11 set up in this Contract.

               (2). Assist the fund raising for the telecommunications
                    projects confirmed and approved by all parties of the Joint Venture Company outside China and guarantee that the money be transferred to the Joint Venture account pursuant to the Business Plan. The interest rate of such fund shall not be too high and loan provided by Party A to the Joint Venture Company shall not be at usurious rates.

               (3). Obtain all necessary approvals and permits from the
                    competent authorities in the United States required for the establishment of the Joint Venture Company.

               (4). Purchase and rent the necessary equipment, machines,
                    materials, cars, communication and office equipment which shall be purchased abroad by Party A and agreed by all Parties.

               (5). Assist the Joint Venture Company with


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                    customs clearance for import/export of equipment and
                    products (including all necessary export permits), obtain entry permits, visas, work permits, travel permits and all other approvals for expatriate personnel of the Joint Venture Company and obtain suitable accommodation for expatriate personnel.

               (6). Provide necessary assistance for recruiting foreign
                    executives, technicians and other employees in a method agreed by the President.

               (7). Provide the documents and information relating to the
                    American economy, investment and marketing, and also the relevant documents about American policy, law, rules, tax system, accounting system, etc.

               (8). Provide advanced technology to the Joint Venture Company and appoint its technicians to support the Joint Venture Company's projects.

               (9). Provide technical training for the Joint Venture Company's employees in accordance with the technical training contract signed by the Joint Venture Company and Party A.

               (10).Handle all other matters appointed by the Joint Venture
                    Company and agreed by Party A.

CHAPTER 7: TECHNICAL ASSISTANCE

18. TECHNICAL SERVICE

     18.1 When it is necessary, the Joint Venture Company has the right to enter into a Technology Service Agreement with Party A or any other Parties based on the agreement of all parties.

19. CONFIDENTIALITY

     19.1 It is agreed that all information generated


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          pursuant to the terms of this Contract is confidential and neither
          Party shall, except with the written consent of the other Party, disclose or release such information to any third Party.

     19.2 Party A, B and C shall ask their executives and all other employees to understand the importance of confidentiality for the Company. All employees shall sign the Confidentiality Agreement when they join the Joint Venture Company.

CHAPTER 8: PURCHASE OF EQUIPMENT AND MATERIAL

20. PURCHASE OF RAW MATERIALS, EQUIPMENT AND MACHINES

     20.1 The Joint Venture Company shall determine if the necessary equipment, materials, fuel, transportation equipment and office equipment shall be purchased in China or abroad. However, if the quality, quantity, performance, delivery, and after-sale service of a foreign product are comparable to a Chinese product, the Joint Venture shall first consider purchasing the product in China. If Party A has to purchase equipment abroad for the Joint Venture Company, Party B and C shall be involved in such purchasing if necessary.

CHAPTER 9: BOARD OF DIRECTORS

21.  OBLIGATIONS OF BOARD OF DIRECTORS

     21.1 The Board of Directors of the Joint Venture Company is the authoritative organ of the Joint Venture Company and shall be fully responsible for the entire business of the Joint Venture Company.

22.  ESTABLISHMENT OF THE BOARD OF DIRECTORS

     22.1 The Joint Venture Company's Board of Directors will be established on the day a Business License is granted to the Joint Venture Company.

23.  COMPOSITION OF THE BOARD AND THE TERM OF EACH DIRECTOR

     23.1 The Board of Directors shall consist initially of Seven (7) members, one (1) Chairman and one (1) Vice Chairman. Four (4) Directors will be appointed by Party A, and three (3) Directors will be appointed by Party B. The Chairman of the Board

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          shall be appointed by Party B.  The Vice Chairman shall be appointed by Party A. The term of the Chairman, Vice Chairman and directors shall be three years and these positions may be re-appointed consecutively if necessary. The term of the Chairman and Vice Chairman shall begin from the date a Business License is granted to the Joint Venture Company to the closing date of the Board meeting which will discuss the financial statement for the 4th fiscal year of the Joint Venture Company. During the term of the directors, if such matters as death, resignation, retirement or inability to fulfill the job occurs, the Party who appoints such director shall select a replacement as soon as possible. The replacement director shall serve out the term of his predecessor.

     23.2 If one Party wants to change the director, a written notice shall be submitted to the BOD meeting within 30 days.

     23.3 The Chairman, Vice Chairman and directors will receive no salary from the Joint Venture Company. If any of the Chairman, Vice Chairman or directors hold the titles of the President, Executive Vice President or Vice President of the Joint Venture Company, they shall receive compensation from the Joint Venture Company for fulfilling the duties of these executive positions, but no extra money shall be paid to them for their directorships.

24.  BOARD:

     24.1 The Board shall be responsible for formulating and implementing the general policy of the Joint Venture Company. If any decision of the Board of Directors is in compliance with applicable Chinese laws, then no third Party shall be involved in such decision.

     24.2 The Chairman is the legal representative of the Joint Venture Company. If the Chairman can not fulfill his obligations for some reason, the Vice Chairman or another director shall temporarily assume his responsibilities.

25. BOARD MEETING

     25.1 Board meetings shall be held at the Joint Venture


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          Company's offices at least once a year and shall be hosted by the
          Chairman. Meetings of the Board of Directors may be held at other locations subject to the agreement of Chairman and the Vice Chairman. If more than two directors submit a written notice to the Chairman and suggest the Chairman to issue a written notice for a temporary Board meeting 30 days before a scheduled Board meeting, the Chairman must agree to hold such temporary Board meeting. However, any proposals within 30 days before the Board meeting will be valid upon the agreement of all directors.

     25.2 A written notice with details of agenda and papers supporting the items on the agenda shall be given to all directors 30 days before the Board meeting. Upon receipt of the agenda and prior to the meeting, the directors may consult with each other on any items on the agenda.

     25.3 If 2/3 of the directors attend the Board meeting, such Board meeting shall be considered as legally effective. If one director can not be in the meeting for some reason, he can appoint his representative to attend the meeting with a written notice, and his representative shall have the same right to vote the decisions of the Board meeting. If a decision is made at a Board meeting with insufficient director attendance, such decision shall have no legal force.

     25.4 All costs associated with attending Board meetings by director, including travel and accommodations and all costs incurred by Directors in attending to the business of the Joint Venture Company shall be reimbursed by the Joint Venture Company.

     25.5 All minutes of the meetings of the Board of Directors shall be prepared and recorded in the English and Chinese languages and shall be signed by the directors and its representatives who attend the Board meeting. The original copy shall be kept in the Joint Venture Company until the Company dismisses. The copy of the minutes shall be sent to Party A and Party B. If there is any difference between the two versions, the Chinese version shall be taken as the ruling version.

26. RESOLUTIONS OF THE BOARD OF DIRECTORS


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     26.1 Except for clause 26.2 and 26.3, a Board of Directors resolution will become effective upon receiving approval from 1/2 of the directors present at any meeting.

     26.2 The following matters require approval from at least 2/3 of the directors in attendance at any meeting to become effective:

          (1). Approval of the long-term, medium-term and annual business plan, equipment investment, product sales and employment arrangements, etc.

          (2). Decisions on the changes of annual budget plan, payment of any expenditure in excess of the amount approved in the budget and payment of liabilities. However, if the budget amount is less than RMB1 million and not over 20% of the budget plan, or if the budget amount is over RMB1 million and not over RMB500,000, President and Vice President can make the decision without any restriction but must report to the Board afterwards.

          (3). Approval of the annual business plan, financial report and annual budget plan.

          (4). The declaration or payment of any profits or dividend distribution to the shareholders.

          (5).  Approval to raise investment capital.

          (6).  The approval of the annual or semi-annual financial report.

          (7). Approval of significant changes in the Joint Venture Company's management organizational structure.

          (8). Any significant changes on the Board's regulation, accounting system, operation expenses, cash control regulation or any other Joint Venture internal regulations.

          (9).  Any changes in Employment Contracts and the Employee's
                Handbook.

          (10). Any decisions regarding the salary,


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                welfare and reward of the President, the Vice President, Joint
                Venture Company Executives and other employees.

          (11). The appointment or dismissal of the Joint Venture Company's President, Executive Vice President, Vice President or CFO.

          (12). Any capital transfer from other business entities.

          (13). Manage and transfer of the Joint Venture Company's partial or total capital. Set up the Joint Venture Company's mortgage right and guarantee right.

          (14). Establishment or dissolution of any branch company, subsidiary or agency of the Joint Venture Company.

          (15). Approval of any investment, loan or guarantee of $100,000 or greater.

     26.3 The following matters require unanimous approval from the Board of Directors present at any meeting:

           (1). Any change in the Joint Venture Company's Articles of Incorporation.

           (2). Any increase or decrease in the registered capital.

           (3). Any merger with other business entities.

           (4). Dissolution of the Joint Venture Company except as set forth in Clause 48 and 51 of this Joint Venture Contract.

           (5). Setting up the asset mortgage right of the Joint Venture
                Company.

27. WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS

     27.1 Written resolutions of the Board of Directors shall become effective if approved by all directors. The directors have the right to approve, object or abstain from any Board resolution.

CHAPTER 10. MANAGEMENT ADMINISTRATION ORGANIZATION


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28. PRESIDENT AND VICE PRESIDENT

     28.1 A management administration organization shall be set up under the supervision of the Board, and such organization shall handle the day-to-day operation of the Joint Venture Company.

     28.2 The management shall consist one President, and one Vice Presidents. The Board of Directors shall decide the appointment of President and Vice President of the Joint Venture Company.

     28.3 The term of the President and Vice President shall be three years. Reappointment of each position will be available. If the management changes during the term of the position, the replacement shall serve out the term of his predecessor

29. THE OBLIGATION OF PRESIDENT OF THE JOINT VENTURE COMPANY

     29.1 In addition to the day-to-day management of the Joint Venture Company, President shall fulfill the following responsibilities:

           (1). To make long-term and annual Business Plan of equipment investment, product sales and employee arrangement, and submit such plans to the Board. President shall execute the Board's resolution on all above-mentioned items.

           (2). President shall be responsible for the presentation of the Business Plan, Budget Plan and financial review for each succeeding financial year for approval and adoption by the Board meeting.

           (3). To make capital collection, distribution and investment plan and submit such plan to the Board meeting.

           (4). To make quarterly and yearly financial report and submit it to the relevant authority upon receiving the approval from Board meeting. If it is urgent, the Board approval can be received after submitting to the authority.

           (5). To set up management structure and submit to the Board meeting for approval.


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           (6). To appoint senior executive positions in the Joint Venture
                Company.

           (7). To set up the regulations of the Board meeting, accounting system, expense budget, cash management and all other internal regulations of the Joint Venture Company, and submit to the Board meeting for approval.

           (8). To make Employment Contract and other regulations regarding the employment of the Joint Venture Company and submit to the Board meeting for approval.

           (9). To formulate the salary of the Company's executives and other employees, including welfare and reward, and submit to the Board meeting for approval.

           (10).To appoint and dismiss the employees except for President, Vice President and CFO.

           (11).To set up the plans to establish and dismiss the Joint Venture Company's branch company, subsidiary and other agency.

           (12).To purchase of the property within certain expense limit approved by the Board meeting.

           (13).To sign the contract with a third Party within his job responsibilities.

           (14).The other responsibilities and obligations appointed by the Board meeting.

     29.2 Vice President can be concurrently the head of each different department except for its daily job to assist President of the Joint Venture Company. If President can not fulfill his obligations for some reason, Vice president shall take his responsibilities temporarily.

     29.3 President and Executive Vice President shall work closely on the important decisions of the Joint Venture Company. If a disagreement occurs, President has the right to select the final decision.

30. THE CONCURRENT POSITION OF THE COMPANY EXECUTIVES


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     30.1  President, Vice President and other senior executives shall not take the other executive positions in any other business companies concurrently. In addition, they shall not be involved in any other activities with any other companies or organizations which have the similar business.

31. BRIBES, CORRUPTION AND OTHER INAPPROPRIATE ACTIVITIES

     31.1 The Board has the right to dismiss President, Vice President and CFO at any time if their inappropriate activities have been found. For the Joint Venture Company employees, President has the right to dismiss them if their inappropriate activities have been found.

CHAPTER 11. LABOR MANAGEMENT

32. THE MANAGEMENT OF EMPLOYEE AND WORKERS

     32.1 The rules concerning employment, recruitment, dismissal of employees of the Joint Venture Company and their salary, welfare, benefits, labor insurance, labor protection, labor discipline and other matters shall be specified by the Board of Directors in accordance with the "Regulations of the PRC Labor Management in Foreign Investment Enterprises" and its implementation rules.

33. EMPLOYMENT CONTRACT

     33.1 The Joint Venture Company shall sign the contract with the Joint Venture Union and individual employees. The Employment Contract shall include the salary, welfare, benefit, labor insurance, labor protection, labor discipline, dismissal, reward and job description, etc. The copies of such contract shall be submitted to local labor administration department for file.

     33.2 The salary of the Joint Venture employees will be under the principle of "same position same payment". Under such principle, the salary and welfare of the foreign employees and the employees from U. S. appointed by Party A shall be decided based on the Sino-foreign Joint Venture foreign employee's basic standard.


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

CHAPTER 12. UNION

34. THE SET UP OF THE JOINT VENTURE COMPANY UNION

     34.1 The Joint Venture employees have the right to set up a Union and hold various activities under the "PRC Union Law".

     34.2 The Union's leader shall represent the interest of the Joint Venture employees. Its responsibilities include: to protect Joint Venture employees' material benefits and their democratic rights; to assist the Joint Venture to set up its welfare fund; to organize various activities for the Joint Venture employees in the field of politics, business, science, technology, entertainment, sports, etc.; to train the employees to obey various employment regulations; and to fulfill various business responsibilities appointed by the Joint Venture Company.

35. OBLIGATIONS

     35.1 The Union's leader shall represent each individual employee to sign the Employment Contract with the Joint Venture Company. The Union's leader shall also participate in the Joint Venture's Board meeting and bring employees' opinions to the Board.

     35.2  To mediate the quarrel between the Joint Venture employees.

36. FEE

     36.1 Each employee shall contribute 2% of his/her monthly salary to the Joint Venture Union. Such fee will be used under the supervision of relevant Chinese laws and regulations.

CHAPTER 13. TAX, FINANCE AND AUDITING

37. ACCOUNTING AND TAX

     37.1 The Joint Venture's accounting activities shall be conducted under the relevant Chinese laws and regulations. The financial statement of the Joint Venture Company shall be made in accordance with


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

           "PRC Foreign Investment Enterprise Accounting System".

     37.2 Joint Venture Company shall pay taxes pursuant to the relevant Chinese regulations. In addition, the Joint Venture employees shall pay income tax to the State under the "Individual Income Tax Law of the PRC".

38. CURRENCY

     38.1 RMB shall be used as the standard currency for the Joint Venture Company's daily business and accounting. US dollar will be used to record the registered capital. The Joint Venture's foreign currency debt, income and expense shall be recorded pursuant to its actual currency. The conversion of RMB to foreign currency or from any foreign currency to RMB shall be conducted based on the exchange rate on each transaction date issued by China Foreign Currency Management Bureau.

     38.2 The difference of the actual currency amount caused by increase and decrease of the foreign currency exchange rate shall be recorded in the Company's annual financial report.

39. FINANCING MODEL

     39.1 The Joint Venture's quarterly and annual asset liability statement and other annual financial report shall be prepared in Chinese and submit to Party A, B, C and other relevant authorities for their approval. The financing model can also be translated into Chinese and submit to Party A if required.

40. ACCOUNTING AND AUDITING

     40.1 The Company shall allow an independent reputable accounting firm (registered in China) nominated by the Joint Venture Company, access to relevant sections of such accounts and records for the sole purpose of verifying the Joint Venture Company's fee and payment arrangements. The accounting report shall submit to the Board meeting for approval.

     40.2  Party A, B and C have the right to invite an


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

           accountant to check the Company's accounting book at any time at its own expenses. The Joint Venture Company and its employee shall provide the necessary assistance and convenience for that accountant.

41. FISCAL YEAR

     41.1 The fiscal year of the Joint Venture Company shall be from January 1 to December 31. However, the first fiscal year shall start from the date of obtaining the Business License to Dec, 31. All accounting reports shall be written in Chinese.

42. BANK ACCOUNT

     42.1 After getting the Business License, the Joint Venture Company shall open its foreign currency bank account and RMB bank account at Bank of China or other assigned banks under the relevant regulations and laws of PRC. In addition, the Joint Venture Company can also open its foreign currency bank account or RMB bank account abroad, including Hong Kong and Macao subject to the approval from China Foreign Currency Management Bureau.

43. FOREIGN CURRENCY LAW

     43.1 All Joint Venture Company's activities regarding the foreign currency business shall comply with and carry out the relevant laws and regulations issued by Chinese government.

44. THE USAGE OF THE FOREIGN CURRENCY

     44.1 The Joint Venture's foreign currency shall be used in the following activities:

           (1). To purchase the import materials for the Joint Venture Company.

           (2). To pay the capital and interest of a foreign currency loan.

           (3). To pay the expenses of technical service from abroad.

           (4). To pay the possible distributable profit.



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

45. WIRE TRANSFER OF FOREIGN CURRENCY

     45.1 The Joint Venture Company can wire the foreign currency to an abroad bank account only under the following conditions: to wire the Company profit to Party A; to pay the expenses of technical service from abroad; to pay the interest and capital of a foreign currency loan; to get the approval from China Foreign Currency Management Bureau.

CHAPTER 14. PROFIT DISTRIBUTION

46. PROFIT DISTRIBUTION

     46.1 The parties agree that all of the net after tax profits and setting up saving fund, employee reward fund or other company business fund (hereinafter called "distributable profit"), funds established in accordance with the laws of the PRC shall be distributed to the parties pursuant to the Board resolution. The Joint Venture Company's profit shall be handled in accordance with the following provisions:

           (1). The Joint Venture Company shall not increase the capital to make up the deficit because of the lose in the first half year.

           (2). Before making up the deficit for the first half year, both parties can not distribute the Joint Venture Company's profit.

           (3). Subject to the Board decision, the Joint Venture shall distribute the distributable profit once a year within 90 days after the end of the fiscal year. Such profit will be shared by Party A, B and C in the following ratio:
                Party A:  60.8%
                Party B:  30%
                Party C:  9.2%

           (4). The Joint Venture Company shall assist Party A to exchange the profit from RMB to the foreign currency. If the Joint Venture Company is unable to exchange the whole or partial amount of the profit to foreign currency for some reasons, this amount of profit can be kept in Joint Venture Company until such exchange is


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

                available. The exchange rate from RMB to foreign currency shall be based on each day's interest rate issued by PRC Foreign Currency Administration Bureau.

CHAPTER 15. TERM

47. TERM

     47.1 The Parties agree that the Joint Venture Company shall continue for a term of 20 years from the date of registration of the Joint Venture Company.

     47.2 The Board meeting shall decide the extension or the change of the term of the Joint Venture Company and shall submit its decision to the relevant Chinese authority for approval one year before the termination of the Joint Venture Contract.

CHAPTER 16. TERMINATION

48. TERMINATION

     48.1 If one of the following events occurs, Party A, B and C shall have the right to terminate the Joint Venture Contract within 60 days and shall submit to the Board for approval. Meanwhile, an application to terminate the contract shall also be provided to the relevant authority:

           (1). The Joint Venture Company has suffered the serious loses continuously for five years, and still no important and efficient decision has been made to save such lose after 60 days receiving the financial report, or after mutual negotiation, both parties fail to find an efficient way to continue the operation.

           (2). If Party A, B or C violates the regulations under clause 17 and 19 of this Contract.

           (3). If an event of Force Majeure occurs under clause 55 of this Contract.

           (4). To merge the Joint Venture Company with another business entities, and therefore the Joint Venture Company does not exist any more.

           (5). If one Party goes bankruptcy.


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

           (6). If all parties agree that the Joint Venture Company can not achieve its original goal due to some other reasons.

           (7). All parties agree to terminate this Contract.

           (8). If the Joint Venture Company has to change its contract, regulations, the technical service contract and other related important documents unreasonably because of the order from the government, and such change will obviously prevent the development of the Joint Venture Company.

     48.2 If one of the above-mentioned events occurs, and all parties can not get a mutual agreement, the Party who agrees to continue the business shall purchase the registered capital from the other Party who wants to terminate the Joint Venture Contract.

     48.3 The Board of Directors shall take every possible measures including to suspend the business if the Joint Venture has not got the approval from the relevant authority within 90 days under the condition of Clause 48.1.

49. CLEARING COMMITTEE

     49.1 The Board of Directors shall form a Clearing Committee to handle the termination of the Joint Venture Company business, and all such activities shall be conducted under relevant Chinese laws and regulations. The members of the Clearing Committee shall be selected from the directors. If the director can not take such responsibilities for some reasons, the Joint Venture Company shall appoint its accountant or lawyer (registered in China) to be involved in such activities. The Clearing Committee shall be responsible to provide a whole set of Joint Venture Company's capital and liability financial report, and to sell the Joint Venture Company based on the fair market price. The Clearing Committee shall also try their best to sell the Joint Venture Company at its highest price in China or abroad in foreign currency if possible.

50. DISMISSAL AND CLEARANCE


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

     50.1 Pursuant to the Clause 48 of this contract, the clearance of the Joint Venture Company shall be conducted under the following methods: after selling the Joint Venture Company and handling the other Joint Venture capital matters, the Joint Venture shall pay
           (a) the clearance fee, (b) employee's salary, insurance and other welfare, (c) taxes and (d) the Joint Venture debts. The rest of the Joint Venture capital shall be distributed to all parties in accordance with the share ratio under Clause 10 of this contract.

     50.2 Under the conditions set out in Clause 50.1, the capital distributed to Party A shall be in cash, and shall first consider to pay back in foreign currency. The exchange rate of such amount of foreign currency shall be based on the rate issued by China Foreign Currency Management Bureau at the same day.

CHAPTER 17. VIOLATION OF THE JOINT VENTURE CONTRACT

51. DISMISSAL OF THE CONTRACT

     51.1 One Party has the right to apply for the termination of the Joint Venture Contract from the relevant state authorities if the Joint Venture Company can not continue its business because of violation of this Contract caused by Party A, B or C, and such violation has not been corrected within 30 days after a written notice has been issued from other Party.

52. VIOLATION AND LOSE

     52.1 If one Party does not fulfill its obligations set out in this Contract, or if one Party violates some of the provisions of this Contract, and such violation causes the loses to the other Party, the other Party then has the right to ask for a compensation.

     52.2 Party A, B or C shall not be responsible for the expected profit, indirect lose and deriving lose caused by one of the other Parties.

     52.3 Subject to Clause 11 of this Contract, if Party


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

          A, B or C has not infused the capital into the Joint Venture Company, such Party shall pay the violation fee to the Joint Venture Company based on a 15% annual interest rate.

     52.4 The violation fee mentioned in Clause 52.3 is not related to the registered capital and share ownership ratio of the Company.

CHAPTER 18. OTHER CONTRACTS

53. OTHER CONTRACTS

     53.1 Subject to the requirement of the Joint Venture business, Party A, B and C may sign the following contracts with the Joint Venture Company from the date of obtaining Business License.

           (1). The Technical Service Agreement under Clause 18.

           (2). The Technical Training Agreement for the Joint Venture
                Employees.

CHAPTER 19. OTHERS

54. CHANGE OF THE JOINT VENTURE CONTRACT

     54.1 The change of the Joint Venture contract shall be effective upon receipt of the signatures from all parties, and shall submit such changes to the relevant authorities for approval.

     54.2 If there is any difference between the Joint Venture Contract and the Joint Venture's other regulations, this Contract shall be the only standard.

55. FORCE MAJEURE

     55.1 The obligations of a Party shall be suspended if at any time its performance is prevented by any cause beyond its reasonably control including acts of war, riots, strikes, labor disputes, fires, floods, storms, earthquake or other natural disasters and any other event which that party could not foresee at the time of executing this Contract and its occurrence and consequences can not be avoided and can not be overcome. The Party


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

           whose obligations are suspended by reason of any such event shall promptly submit the notarized certificate or the first class new report stating the nature of the suspension, the reasons and the expected duration.

     55.2 All parties shall negotiate and decide the termination and extension of the Joint Venture contract or other related matters caused by the event of Force Majeure.

56. INSURANCE

     56.1 The Joint Venture Company shall select a Chinese Insurance Company to obtain appropriate insurance cover. The type, price and time of the insurance shall be decided in accordance with the regulations of the insurance company in China. If some type of insurance can not be covered by the insurance company in China, the Joint Venture Company may buy it abroad subject to the Board's decision.

57. CHANGE OF THE LAW

     57.1 If the performance of the Joint Venture Company has been prevented by the change of the governing law or government in China and the United States or other causes beyond its reasonable control, Party A, B and C have the right to change or terminate this Contract.

58. GOVERNING LAW

     This Contract shall be governed by and interpreted in accordance with the Laws of PRC.

59. ARBITRATION

     59.1 Any dispute and lose compensation arising out of this Contract shall to the fullest extent possible be settled amicably by negotiation and discussion between the Parties.

     59.2 Any such dispute not settled by amicable agreement shall be submitted to an Arbitration Organization for arbitration. When Party B and C initiates an action, Party A will appoint Beijing China International Economic Trade Committee for arbitration, and when Party B initiates an action,


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

           Party A will appoint the arbitration association selected by Party A for arbitration. The International Business Arbitration Association shall conduct the arbitration under each party's regulation of arbitration. There shall be three arbitrators of whom one each shall be appointed by each Party and the third arbitrator by each Party's Commission. The third arbitrator can neither be Chinese nor American. Any decision taken by the arbitrators will be final, binding and conclusive.

     59.3 All Parties shall pay their cost of arbitration separately except for the special requirement written in the final arbitration decision. The cost paid to the arbitration organization shall be shared by all parties.

     59.4 During the process of arbitration, the Joint Venture Company's daily business shall be operated continuously, except for the dispute part currently under the arbitration.

60. THE LANGUAGE OF THE JOINT VENTURE CONTRACT

     60.1 The Joint Venture Contract shall have eight copies. Each Party holds one copy. Two copies shall be sent to the relevant authority. The rest of the copies shall be kept in the Joint Venture's file.

     60.2 The Joint Venture Contract is written in both Chinese and English, and shall take the Chinese version as the standard.

61. EFFECTIVE DATE OF THE CONTRACT

     This Joint Venture Contract will be effective from the date of getting the approval from Foreign Economic and Trade Ministry of PRC.

62. NOTICE

     62.1 Any notices or communications to be given under this Contract shall be sent by either telegram, telex or facsimile transmission. Any notices or communications relating to the important business on Joint Venture partner's obligations, profits and responsibilities shall be sent by registered post. The addresses for service of each Party


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

           shall be those addresses previously notified to the other Party. The notice shall be effective from the receipt date of such post.

     62.2 Any notices or communications mentioned in Clause 62.1 shall be written in Chinese or English.

63. OTHER COSTS

     63.1 Party A, B and C shall be responsible to its own cost relating to the negotiation, preparation and signature of this Contract, including legal service fee.

     63.2 After signing the Joint Venture Contract, any cost relating to the establishment of the Joint Venture Company can be put into the Joint Venture Company's preparation budget.

64. THE RELATIONSHIP OF THE ALL PARTIES

     64.1 Party A, B and C shall fulfill its own obligations and responsibilities set out in this Contract, and have no right to represent the other Party to fulfill its obligations.

This Contract has been signed on ______________, 1996 in __________, PRC, by the representatives from Party A, B and C.



Party A:   AVIC Group International, Inc.
By:        /s/ Xiao Jun
Name:      Xiao Jun
Title:     Executive Vice President - AVIC China
Date:      December 18, 1996

Party B:   Hebei United Telecommunications Development Co.
By:        /s/ Ye Yunyun
Name:      Ye Yunyun
Title:     Chairman
Date:      September 20, 1996

Party C:   Beijing CATCH Communication Group Co.
By:        /s/ Ju Feng
Name:      Ju Feng
Title:     President
Date:      September 20, 1996


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